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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS




     We consent to the incorporation by reference in the registration statement (No. 333-69103) on Form S-8 of Baylake Corp. of our report dated January 25, 2001, except for Note 20 as to which the date is February 23, 2001, relating to the consolidated balance sheets of Baylake and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholder equity and cash flows for each of the years ended December 31, 2000, 1999, and 1998, which report appears in Baylake's Annual Report on Form 10-K for the year ended December 31, 2000.


Madison, Wisconsin                     /s/ SMITH & GESTELAND, LLP
March 22, 2001                         SMITH & GESTELAND, LLP



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